Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-00405, 333-119661, 333-134208 and 333-156433) and Form S-3 (Nos. 333-151134, 333-174845, 333-184175 and 333-187964) of Uranium Resources, Inc. of our report dated March 18, 2013 (except for Note 2, as to which the date is December 17, 2013), relating to our audit of the consolidated financial statements and internal control over financial reporting which appear in this Annual Report on Amendment No. 1 to Form 10-K/A of Uranium Resources, Inc. for the year ended December 31, 2012.

Our report dated March 18, 2013 (except for the effects of the material weakness described in the report, as to which the date is December 17, 2013), on the effectiveness of internal control over financial reporting as of December 31, 2012, expressed an opinion that Uranium Resources, Inc. had not maintained effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992.

/s/ Hein & Associates LLP
Dallas, Texas
December 17, 2013